Exhibit 10.8

SUMMARY SHEET

This Summary sheet dated November 15th 2007 (the "Summary Sheet") summarizes the basic terms and conditions on which Strasbourger Pearson Tulcin Wolff, Inc. ("Strasbourger") proposes to act as placement agent for a financing of a mini maxi best efforts financing of a $500,000- 5,000,000 (the " Financing") for CB Inc.

FINANCING

Offering: A financing of mini maxi $500,000 - $5,000,000 (The Financing"). Consisting of an equity investment and warrants to purchase additional shares of common stock of the Company ("Common Stock") at a 100% premium to the (negotiable) price to the original offering price.

Structure A reverse merger into a public shell effective in addition to the raising the minimum financing of 500,000 thousand dollars with a maximum of a five million dollars equity raise on a best efforts.

The shell holders will retain a five to seven percent equity position in exchange for the entity.

CB would effectively merge into WXZ a public listed company retaining 95 percent of the total equity. A value would be negotiated for the CB entity to set an equity price for the investor and the financing.

Board Representation: Placement agent shall be entitled to designate two directors to the Company's Board of Directors which will be selected and or appointed by SPTW.

Registration Rights: Certain demand and piggy-back rights covering the financing Shares and the five year warrant Shares and Placement Agent shares.

Other: In the event the Company seeks additional financing during the five year period following completion of the Financing and employs the services of a placement agent, finder, underwriter or other agent, Sptw shall have a right of first refusal to act as agent in connection with any such financing.

If the Company undertakes a secondary offering or mergers with a public or private entity within two years after completion of the Financing, it will

use its best efforts to have Strasbourger included in the underwriting and or banking group.

Conditions to Closing:

Audited financials from the public entity and audited financials of CB.

Subject to the satisfaction of Strasbourger's due diligence investigation of the Company, including, without limitation to, the Company's financial statements, projections, cash burn rate, business prospects, capital structure, contractual arrangements, management personnel and other customary conditions.

The contemplated merger between Crownbutte Wind Power LLC and a public entity is completed in conjunction with the closing of the minimum Financing.

The execution of documentation necessary to reflect the Financing, including, security agreement, etc., in form and substance reasonably acceptable to Strasbourger.

Fees:

Upon the closing of the Financing, the Company shall pay (i) to Strasbourger a placement fee equal to 10% of the gross proceeds of the Private Placement, plus (ii) 3% un-accountable expense, (iii) placement issue ten year warrants to purchase shares of the company's stock at .001 cents per share (the "Agents Warrants"). The Agents Warrants shall contain the same anti-dilution provisions and registration rights as provided in the Investors Warrants. Agent warrants will vest at the one million dollar level which is greater than the 500,000 dollar minimum level.

In addition, the Company shall pay to Strasbourger at the signing of this term sheet a cash retainer fee of $50,000, (Fifty Thousand) dollars which amount shall be applied as a credit against Strasbourger's 3% unaccountable expense fee. This will be applied to legal expenses as well as any printing and mailing expenses for the Financing.

Strasbourger shall have 65 days from the completion of the Financing Memorandum and other investor related documents reasonably satisfactory to it to close the Minimum Financing (the "Termination Date"). In the event that the Company elects not to proceed with the Financing for any reason after the date hereof and prior to the Termination Date, then in addition to any and all compensation previously received by or owed to Strasbourger, the Company shall pay to Strasbourger a financial advisory and structuring fee of $100,000, which fee may, at the sole option of Strasbourger, be payable by the issuance and delivery by the Company of ------ shares of the Company's Common Stock.

Strasbourger Introductions: The Company hereby agrees that if at any time within five year from the later of (i) the date of the final closing of the Financing, or (ii) the date of termination of this Term Sheet (the "Effective Date"), the Company (or any of its subsidiaries or affiliated entities or successors) obtains any financing from any person or entity introduced by Strasbourger, the Company will pay to Strasbourger the fees set forth herein.

If the foregoing is acceptable, please sign a copy of this Summary Sheet in the space provided below and return the copy to the undersigned by Nov 22, 2007. If an executed copy of the Summary Sheet is not received on or prior to such date, this proposal shall be void and of no further force or effect.

Very truly yours,

STRASBOURGER PEARSON TULCIN WOLFF, INC.

By: 11/22/07
Ron Moschetta
11/22/07
Michael Schumacher

Confirmed and Agreed To:

Crownbutte Wind Power LLC.

By: See next page
Timothy H. Simons
President and CEO

Ron Moschetta
Strasbourger Pearson Tulcin Wolff Inc.
NYSE, NASD
Office: 516-794-5000
Cell: 516-650-7157
Fax: 516 794-5007
e-mail: moschetta@sptwinc.com

Michael Schumacher

Confirmed and Agreed To:

Crownbutte Wind Power LLC.

By: [signature]
Timothy H. Simons
President and CEO

Ron Moschetta
Strasbourger Pearson Tulcin Wolff Inc.
NYSE, NASD
Office: 516-794-5000
Cell: 516-650-7157
Fax: 516 794-5007
e-mail: moschetta@sptwinc.com